Exhibit 107
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
SMITH MICRO SOFTWARE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	other	3,000,000	$1.12	$3,360,000	0.00011020	$370.27
Total Offering Amounts					$3,360,000		$370.27
Total Fee Offset							--
Net Fee Due							$370.27
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of high ($1.14) and low ($1.09) sale prices as reported on the Nasdaq Capital Market on August 4, 2023, which date is within five business days prior to filing this Registration Statement.